Exhibit 99.07

WWW.PAZOO.COM Brings On Additional Writers, Bloggers, SEO And Traffic Influencers

CEDAR KNOLLS, N.J., January 8, 2014 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is now acquiring additional writers, bloggers, SEO, and website traffic influencers above and beyond the professional writers it has just hired. Pazoo is again expanding its team of health and wellness content providers that will ensure its path on continued growth.

Over the past 3 weeks, Pazoo has brought on 7 professional writers to help with the overwhelming demand for new and fresh health and wellness content from our website visitors.  Pazoo’s mission is to bring the freshest health and wellness content to its website visitors on a daily basis.  Pazoo’s Experts have been an integral part in supplying new and current content but due to the high increase in web traffic, there is an even larger demand for the content Pazoo is providing.  Because of this, Pazoo is bringing on board additional professional writers, bloggers, SEO and traffic influencers in the first quarter of 2014.

These individuals will work seamlessly with one another with the mission to continuously bring the freshest health and wellness content to the website on a daily basis.  Because of the added content, the Pazoo editorial calendar will become even more developed, yet another sign that the online publishing division of Pazoo is maturing as an established content provider. These new writers will also help expand our organic SEO web traffic and our social media campaigns, thus furthering the Pazoo name and Pazoo brand.  In concert with our marketing campaign, Pazoo is poised for success in 2014 and beyond.

Pazoo reiterates that anyone interested in a possible position as a writer, blogger and/or social media contributor should contact pazoowriters@pazoo.com

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn

Phone: 1-855-PAZOO-US

Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: January 8, 2014